EXHIBIT 99.1

Pinnacle Bancshares, Inc. Responds to Questions about Odd Lot Tender Offer


    JASPER, Ala.--(BUSINESS WIRE)--Dec. 7, 2007--Pinnacle Bancshares, Inc. (AMEX: PLE) today responded to questions regarding its odd lot tender offer, which have been directed to Pinnacle and Corporate Communications, Inc., the Information Agent for the tender offer.

    -- The purpose of the tender offer is to reduce the number of Pinnacle stockholders of record under 300 and thereby reduce or eliminate future servicing fees, SEC reporting costs and stock listing fees.

    -- If the tender offer is successful, Pinnacle plans to deregister its common stock with the Securities and Exchange Commission by terminating the registration of its common stock under the Securities Exchange Act of 1934 and becoming a non-reporting company. If that occurs, Pinnacle will no longer file periodic reports with the SEC, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC's proxy rules.

    -- If the tender offer is successful, Pinnacle also plans to delist its common stock from the American Stock Exchange.
        Pinnacle expects that its common stock thereafter will trade on the OTC Bulletin Board or Pink Sheets.

    -- Pinnacle will remain subject to reporting, compliance and oversight of its banking operations by the Federal Reserve, FDIC and Alabama Banking Department.

    -- Following its deregistration from the SEC, Pinnacle expects to provide its stockholders with quarterly and annual financial information.

    Pinnacle Bancshares, Inc. has filed an amended Schedule 13E-3 with the SEC in connection with the tender offer as a result of the extended expiration date and in response to comments received from the SEC, which includes a revised Offer to Purchase for Cash and related materials discussing the odd lot offer in more detail. Stockholders and investors are urged to read these materials since they contain important information, including the various terms and conditions of the extended offer. The amended Schedule 13E-3 can be retrieved from the SEC's website (www.sec.gov) or from Pinnacle Bancshares, Inc.

    Questions or requests for additional documents may also be directed to Corporate Communications, Inc., the Information Agent for the tender offer (Attention: Gil Fuqua), by telephone at (615)
324-7311 or by facsimile at (615) 254-3420.

    This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Pinnacle Bancshares, Inc. common stock. The offer is being made solely by the amended Offer to Purchase for Cash and the accompanying materials delivered to the Company's stockholders.

    CONTACT: Pinnacle Bancshares, Inc.
             Robert B. Nolen, Jr., 205-221-4111
             President & CEO